UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2018

Wyndham Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-32876	20-0052541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 753-6000

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On April 13, 2018, Wyndham Worldwide Corporation announced that Wyndham Hotels & Resorts, Inc., its wholly-owned subsidiary, issued $500 million aggregate principal amount of 5.375% senior unsecured notes due 2026 in a private offering.  The terms of the notes are governed by an Indenture, dated as of April 13, 2018, by and among, Wyndham Hotels & Resorts, Inc., Wyndham Worldwide Corporation, as parent guarantor, and U.S. Bank National Association, as Trustee, as supplemented and amended by the First Supplemental Indenture, dated as of April 13, 2018, by and between Wyndham Hotels & Resorts, Inc. and the Trustee. Following the completion of the previously announced spin-off of Wyndham Hotels & Resorts, Inc. from Wyndham Worldwide Corporation, Wyndham Hotels & Resorts, Inc. will be an independent, publicly traded company.

The proceeds from the notes are expected to be used, together with the borrowings under the Credit Facilities (as defined below), to finance the cash consideration for the previously announced planned acquisition of La Quinta Holdings, Inc.’s franchising and management businesses (“La Quinta”), to pay related fees and expenses and for general corporate purposes.

In connection with the planned La Quinta acquisition, Wyndham Hotels & Resorts, Inc. has also arranged for a $1,600 million senior secured term loan B credit facility and a $750 million senior secured revolving credit facility (together, the “Credit Facilities”) to be entered into as of the closing of the La Quinta acquisition. The revolving credit facility is expected to be undrawn at the closing of the La Quinta acquisition and the spin-off. Prior to the issuance of the notes and arranging for commitments for the Credit Facilities, Wyndham Worldwide Corporation obtained financing commitments for a $2.0 billion 364-day senior unsecured bridge term loan facility (the “bridge term loan facility”) related to the La Quinta acquisition. Wyndham Hotels & Resorts, Inc. replaced a portion of the bridge term loan facility with the net cash proceeds of the notes, reducing the outstanding bridge term loan facility commitments to approximately $1.5 billion, and Wyndham Hotels & Resorts, Inc. anticipates replacing the remaining bridge term loan facility with borrowings under the Credit Facilities. The remaining commitments under the bridge term loan facility are expected to be assigned to Wyndham Hotels & Resorts, Inc. if it does not obtain other long-term financing.

The notes will initially be guaranteed by Wyndham Worldwide Corporation on a senior unsecured basis and, immediately prior to the consummation of the spin-off, Wyndham Worldwide Corporation’s guarantee of the notes will be released. Substantially concurrently with Wyndham Hotels & Resorts, Inc.’s entry into the Credit Facilities and thereafter, the notes will be guaranteed jointly and severally on a senior unsecured basis by certain of Wyndham Hotels & Resorts, Inc.’s existing and future wholly owned domestic subsidiaries that will guarantee the Credit Facilities (the “Subsidiary Guarantors”).

The notes will bear interest at a rate of 5.375% per year. Interest on the notes will be payable semi-annually in arrears on October 15 and April 15 of each year, commencing October 15, 2018. The notes will mature on April 15, 2026. The notes were offered at a price equal to 100% of the principal amount.

Wyndham Hotels & Resorts, Inc. may, at its option, redeem the notes, in whole or in part, prior to April 15, 2021 at a redemption price equal to the greater of 100% of the principal amount of the notes redeemed and the “make-whole” redemption price described in the First Supplemental Indenture, plus in each case accrued and unpaid interest, if any, on the notes redeemed to, but excluding, the date of redemption. Additionally, any time prior to April 15, 2021, Wyndham Hotels & Resorts, Inc. may, at its option, redeem up to 40% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price of 105.375% plus accrued and unpaid interest, if any, on the notes redeemed to, but excluding, the redemption date. On or after April 15, 2021, Wyndham Hotels & Resorts, Inc. may, at its option, redeem the notes, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, if any on the notes redeemed, to, but excluding, the applicable redemption date if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Price
2021	102.688%
2022	101.344%
2023 and thereafter	100.000%

The notes are subject to a special mandatory redemption at 100% of their aggregate principal amount, plus accrued and unpaid interest, to, but not including, the redemption date, if the La Quinta acquisition is not consummated on or prior to July 17, 2018 (as such date may be extended).

If Wyndham Hotels & Resorts, Inc. experiences a Change of Control Triggering Event (as defined in the First Supplemental Indenture), Wyndham Hotel & Resorts, Inc. is required to offer to repurchase the notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture and First Supplemental Indenture contain covenants that limit, among other things, Wyndham Hotels & Resorts, Inc.’s ability and that of certain of its subsidiaries to create liens on certain assets; enter into sale and leaseback transactions; and merge, consolidate or sell all or substantially all of Wyndham Hotels & Resorts, Inc.’s assets. These covenants are subject to a number of important exceptions and qualifications. The Indenture and First Supplemental Indenture contain provisions for events of default, including, in certain cases subject to certain cure and waiver periods, for failure to pay principal or interest when due and payable, failure to comply with covenants or warranties in the Indenture and First Supplemental Indenture or the notes and failure to cure or obtain a waiver of such default upon notice, a default resulting in acceleration of certain other indebtedness of Wyndham Hotels & Resorts, Inc. or certain of its subsidiaries of at least $75 million and a final judgment for the payment of $75 million or more rendered against Wyndham Hotels & Resorts, Inc. or certain of its significant subsidiaries. In the case of an event of default, the principal amount of the notes plus accrued and unpaid interest may be accelerated.

The notes and the related guarantees will be senior unsecured obligations of Wyndham Hotels & Resorts, Inc., the Subsidiary Guarantors and, until the consummation of the spin-off, Wyndham Worldwide Corporation, and will rank equally in right of payment with all of the existing and future senior indebtedness of Wyndham Hotels & Resorts, Inc., the Subsidiary Guarantors and, until the spin-off is consummated, Wyndham Worldwide Corporation, including the Credit Facilities when entered into, and senior in right of payment to any existing and future subordinated indebtedness of Wyndham Hotels & Resorts, Inc., the Subsidiary Guarantors and, until the spin-off is consummated, Wyndham Worldwide Corporation. The notes and the related guarantees will be effectively subordinated in right of payment to any secured indebtedness, including the Credit Facilities once entered into, to the extent of the value of the assets securing such indebtedness and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of Wyndham Hotels & Resorts, Inc.’s non-guarantor subsidiaries.

The foregoing summary of the Indenture, the First Supplemental Indenture and the notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture, the First Supplemental Indenture and the form of note, copies of which are filed herewith as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, and are incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 with respect to Wyndham Hotels & Resorts, Inc.’s issuance of the notes is incorporated by reference herein.

Item 7.01                                           Regulation FD Disclosure

Wyndham Worldwide Corporation issued a press release on April 13, 2018 announcing the closing of the notes offering described above. A copy of the press release is attached as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01 (including Exhibit 99.1 hereto) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                           Exhibits

Exhibit No.	Description of Exhibit
4.1	Indenture, dated April 13, 2018, by and among Wyndham Hotels & Resorts, Inc., Wyndham Worldwide Corporation, as guarantor, and U.S. Bank National Association, as trustee.
4.2	First Supplemental Indenture, dated April 13, 2018, by and between Wyndham Hotels & Resorts, Inc. and U.S. Bank National Association, as trustee.
4.3	Form of Note (included in Exhibit 4.2).
99.1	Press Release dated April 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Nicola Rossi

Name:	Nicola Rossi
Title:	Chief Accounting Officer

Date: April 19, 2018